Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 10, 2018
Registration Statement Nos. 333-205553 and 333-205553-06

$1bln BMW Vehicle Lease Trust ("BMWLT") 2018-1    (Auto Lease)

Joint-Leads:                  Societe Generale (str), BofA Merrill Lynch, Wells Fargo
Co-Managers:             SMBC Nikko, US Bancorp

CLS	AMT($MM)	WAL	M/S	L.FIN	BENCH	SPD	YIELD	CPN	PRICE
A-1	189.000	0.31	P-1/A-1+	10/21/19	intL	+2	2.49584%	2.49584%	100.00000
A-2	355.500	1.07	Aaa/AAA	12/21/20	EDSF	+12	2.997%	2.97%	99.99107
A-3	355.500	1.87	Aaa/AAA	07/20/21	EDSF	+22	3.290%	3.26%	99.98610
A-4	100.000	2.27	Aaa/AAA	03/21/22	iSwp	+29	3.384%	3.36%	99.99911

Expected Pricing	:	PRICED	Registration	: SEC Registered
Expected Settle	:	10/17/18	ERISA Eligible	: Yes
First Payment	:	11/20/18	Pxg Speed	: 100% PPC to Maturity
Expected Ratings	:	Moody's/S&P	Min Denoms	: $1k x $1k
Bill & Deliver	:	SG	Ticker	: BMWLT 2018-1

Materials
 * Preliminary Prospectus and Ratings FWP (Attached)
 * Intex CDI File (Attached)
 * Intex Dealname: socbmwlt181              Password: 376V

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.